EXHIBIT 10.25

                              January 7, 1997

Senator J. Bennett Johnston, Jr.
1317 Merrie Ridge Road
McLean, VA  22101

Dear Senator Johnston:

     This letter will confirm the terms of your agreement (the "Agreement") with the undersigned, FM Services Company ("FM Services"), with respect to your performance of consulting services for FM Services and its subsidiaries and affiliates (collectively with FM Services, the "Freeport Entities"). The other Freeport Entities include, but are not limited to, Freeport-McMoRan Inc., Freeport-McMoRan Resource Partners, Limited Partnership, Freeport-McMoRan Copper & Gold Inc., McMoRan Oil & Gas Co., and FM Properties Inc.

     1. Term. The initial term of this Agreement shall commence effective as of January 4, 1997 and shall end on December 31, 1997; provided, however, that the term of this Agreement shall be automatically extended for additional terms of one calendar year each unless and until FM Services or you provides a written notice of termination to the other party ninety (90) or more days prior to December 31st of any calendar year. All references in this Agreement to its "term" shall be deemed to include this Agreement's initial term and any renewal terms. Termination of this Agreement shall not affect any obligations or liabilities which accrue prior to the effective date of the termination.

     2. Scope of Consulting Services. During the term of this Agreement, you will render consulting services to FM Services and the other Freeport Entities, upon request, with respect to international relations, energy industry matters, commercial matters, and other matters in which you have expertise. You will personally perform all of the consulting services required under this Agreement, and you will not delegate to others the performance of such consulting services without FM Services' prior written consent. The executive officers of any Freeport Entity seeking your advice will, insofar as reasonably practicable, consider your convenience in the timing of their requests, and your failure or inability, by reason of temporary illness or other cause beyond your control or because of your absence for reasonable periods, to respond to such requests during any such temporary period shall not be deemed to constitute a default on your part in the performance of your consulting services under this Agreement.

     3. Consulting Fee. In consideration for your consulting services, FM Services shall pay to you One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) per annum during this Agreement's term, payable in quarterly installments of Thirty-Seven Thousand Five Hundred and No/100 Dollars ($37,500.00). The first such installment shall be paid as soon as practicable after the execution of this Agreement, and all subsequent installments shall be due and payable on or about the first day of each calendar quarter thereafter during the term of this Agreement.

     FM Services shall also reimburse you for, or advance to you, all reasonable out-of-pocket travel and other expenses incurred by you at the request of a Freeport Entity in connection with your performance of consulting services hereunder. Such expenses shall be reimbursed or advanced promptly after your submission to FM Services of expense statements in such reasonable detail as FM Services may require.

     Freeport-McMoRan Copper & Gold Inc. has informed FM Services that you will be nominated to be elected a director of Freeport-McMoRan Copper & Gold Inc. at its next board meeting. The consulting fee due and paid under this Agreement shall include the annual director fee payable to all directors of Freeport-McMoRan Copper & Gold Inc. In addition to the previously referenced fee, Freeport-McMoRan Copper & Gold Inc. will separately pay you attendance fees for board and committee meetings and provide you with stock options, travel expenses associated with board activities, and all other benefits offered to directors of Freeport-McMoRan Copper & Gold Inc. on the same terms and conditions as are offered to the other directors.

     4. Nature of the Consulting Relationship. You will perform the consulting services required under this Agreement as an independent contractor to, and not as an agent or employee of, FM Services or of any other Freeport Entity. Except as and to the extent that FM Services or another Freeport Entity, as the case may be, may otherwise prescribe in writing, you shall not have any authority to negotiate or to conclude any contracts on behalf of, or otherwise bind, FM Services or any other Freeport Entity.

     5. Assisting Competitors. During the term of this Agreement, you will not, without the prior written consent of FM Services (a) render any services, whether or not for compensation, to other individuals, firms, corporations or entities in connection with any matter that you reasonably believe may involve material interests adverse to any Freeport Entity or (b) engage in any business or activity that you reasonably believe to be materially detrimental to the business or interests of any Freeport Entity.

     6.   Confidential  Information.  You  shall  hold  in  a   fiduciary
capacity  for  the  benefit  of  the  Freeport  Entities  all  secret  or
confidential   information,   knowledge,   or   data  (collectively,  the
"Confidential Information") relating to any Freeport Entity which you obtain during the term of this Agreement from a Freeport Entity or from a third party who obtained such Confidential Information from a Freeport Entity. Unless disclosure is required by law, you shall not, without the prior written consent of FM Services, at any time, whether during or after the term of this Agreement, communicate or divulge any Confidential Information to anyone other than a Freeport Entity or those other persons or entities designated by FM Services. All records, files, drawings, documents, notes, and the like relating to the business or activities of any Freeport Entity which you shall prepare, use or receive shall be and remain the sole property of FM Services, or such other Freeport Entity, as the case may be, and shall be returned upon FM Services' request. "Confidential Information" shall exclude information
(a)  known  to you prior to your association with the Freeport  Entities,
(b) readily available in the public domain or (c) obtained from third parties who did not in turn, directly or indirectly, obtain such information from a Freeport Entity.

     7. Miscellaneous. This Agreement is personal to you, and you shall not assign this Agreement without FM Services' prior written consent. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana. This Agreement contains the entire understanding between the FM Services and yourself with respect to the subject matter hereof. This Agreement may not be amended, modified or extended other than by a written agreement executed by the parties hereto.

     Please confirm that the foregoing Agreement correctly sets forth the agreement between FM Services and yourself by signing and returning to FM Services one of the enclosed copies of this letter.

                                   Very truly yours,

                                   FM SERVICES COMPANY


                                   By:  /s/ Michael J. Arnold
                                      ___________________________________
                                        Michael J. Arnold
                                        President


     I hereby confirm that the foregoing Agreement correctly sets forth the agreement between FM Services Company and myself.



                                       /s/ J. Bennett Johnston, Jr.
                                      ___________________________________
                                      SENATOR J. BENNETT JOHNSTON, JR.

Dated: January 9, 1997.